                                                              newsrelease

                                   CTS CORPORATION  Elkhart, Indiana 46514h(574) 523-3800

July 30, 2007
FOR RELEASE:  Immediately

CTS Reports Second Quarter 2007 Results
Maintains Full Year Earnings Guidance

Elkhart, IN…CTS Corporation (NYSE: CTS) today announced second quarter 2007 revenues of $169.6 million and net earnings of $5.9 million, or $0.15 per diluted share.

Second quarter 2007 revenue increased 2% over the second quarter of 2006 driven by the EMS segment, where sales improved 5%. Components and Sensors segment sales decreased 1%, primarily from weakness in electronic component demand.  Automotive component sales, however, were up 6%.

Second quarter 2007 earnings of $5.9 million, or $0.15 per diluted share, improved over net earnings of $5.3 million, or $0.14 per diluted share, in the second quarter of 2006. Second quarter 2007 net earnings were adversely impacted by $1.2 million, or approximately $0.03 per diluted share, of costs associated with the internal investigation and account reconciliations at CTS’ California EMS locations. Second quarter 2006 diluted earnings per share included restructuring and related costs of $0.03 per diluted share for consolidation of the Berne, Indiana operation.

Commenting on second quarter results, Vinod M. Khilnani, CTS President and Chief Executive Officer, stated, “Despite a challenging environment, new products and new customers helped CTS achieve continued growth in automotive products and targeted EMS markets.  Earnings per share improved notwithstanding CTS’ California EMS investigation costs and new plant start-up in Czech Republic.  Based on current expectations, we are maintaining our full-year 2007 earnings per share guidance of $0.71 to $0.75 and expect our 2007 sales growth to be around 5% to 6%.”

The Company repurchased 350,000 shares of its stock in the second quarter for approximately $4.3 million, at an average price of $12.41 per share.

SEGMENT INFORMATION
(Dollars in millions)

	Second Quarter 2007		Second Quarter 2006		First Quarter 2007
		Segment		Segment		Segment
	Net	Operating	Net	Operating	Net	Operating
	Sales	Earnings	Sales	Earnings	Sales	Earnings

Components & Sensors	$ 70.8	$ 5.5	$ 71.7	$ 8.4	$ 69.6	$ 4.9
Electronics Manufacturing Services (EMS)	98.8	2.4	94.2	0.6	93.7	--
Segment Operating Earnings		7.9		9.0		4.9
Expenses not allocated to business segments:
- Restructuring and related charges				(1.4)
Total	$169.6	$ 7.9	165.9	$ 7.6	$163.3	$4.9

Components & Sensors: Components and sensors sales decreased $0.9 million, or 1%, from the second quarter of 2006 primarily due to declines in electronic component sales, partially offset by higher automotive component demand. Segment operating earnings decreased $2.9 million from second quarter 2006 earnings primarily due to less favorable product mix, operational inefficiencies due to the start-up of the Czech Republic facility, and higher operating expenses including incremental legal and accounting fees and severance costs. Second quarter 2006 included a $0.3 million gain on sale of assets.

Components and sensors sales increased $1.2 million, or 2%, from the first quarter of 2007 reflecting increased demand primarily for electronic component infrastructure applications. Segment operating earnings increased $0.6 million from the first quarter primarily from increased volume and lower compensation costs, partially offset by incremental legal and accounting fees.

EMS: EMS sales increased $4.6 million, or 5%, from the second quarter of 2006 driven primarily by higher sales into the defense and aerospace and industrial markets, partially offset by lower demand in the computer market. Segment operating earnings increased $1.8 million from the second quarter of 2006 primarily due to higher volumes and more favorable product mix, partially offset by incremental legal and accounting fees.

Compared to the first quarter of 2007, EMS segment sales increased $5.1 million, or 5%. Total segment operating earnings increased $2.4 million primarily from the impact of higher volumes and more favorable product mix, partially reduced by incremental legal and accounting fees.

Conference Call
As previously announced, the Company has scheduled a conference call on Tuesday, July 31, 2007 at 11:00 a.m. Eastern Daylight Time. Those interested in participating may dial 888-639-6205 (703-925-2608, if calling from outside the U.S.). No access code is needed. There will be a replay of the conference call available from 4:15 p.m. EDT on July 31, 2007, through 11:59 p.m. EDT on August 7, 2007. The telephone number for the replay is 800-475-6701 (320-365-3844, if calling from outside the U.S.). The access code is 880822.

There will also be a live audio webcast of the conference call which can be accessed directly from the Web sites of CTS Corporation (http://www.ctscorp.com), StreetEvents (http://www.streetevents.com), Netscape (http://www.netscape.com), Compuserve (www.compuserve.com) and others. AOL subscribers will have access through the Personal Finance section of AOL.

About CTS
CTS is a leading designer and manufacturer of electronic components and sensors and a provider of electronics manufacturing services (EMS) to OEMs in the automotive, computer, communications, medical, defense and aerospace and industrial markets. CTS manufactures products in North America, Europe and Asia. CTS' stock is traded on the NYSE under the ticker symbol "CTS.”  To find out more, visit the CTS Web site at www.ctscorp.com.

Safe Harbor Statement
This press release contains statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, but are not limited to, any financial or other guidance, statements that reflect our current expectations concerning future results and events, and any other statements that are not based solely on historical fact.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  These forward-looking statements are made subject to certain risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from those presented in the forward-looking statements, including, without limitation, rapid technological change and general market conditions in the automotive, communications and computer industries; reliance on key customers; CTS’ ability to protect its intellectual property; pricing pressures and demand for CTS’ products; risks associated with CTS’ international operations, including trade and tariff barriers, exchange rates and political and geopolitical risks; and the impact of the accounting misstatements at its Moorpark and Santa Clara, California locations, including the results or the impact of the SEC’s informal inquiry into these misstatements.  For more detailed information on the risks and uncertainties associated with CTS’ business, see the reports CTS files with the SEC.  CTS undertakes no obligation to publicly update its forward-looking statements to reflect new information or events or circumstances that arise after the date hereof, including market or industry changes.

Contact:                Matthew W. Long, Interim Chief Financial Officer and Treasurer, or
Mitchell J. Walorski, Director Planning and Investor Relations
CTS Corporation, 905 West Boulevard North, Elkhart, IN 46514
Telephone (574) 523-3800  FAX (574) 293-6146

CTS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	July 1,	July 2,	July 1,	July 2,
	2007	2006	2007	2006

Net sales	$169,624	$165,925	$332,882	$316,418

Costs and expenses:
Cost of goods sold	136,680	134,157	269,600	254,609
Selling, general and administrative expenses	20,940	19,222	42,210	35,612
Research and development expenses	4,102	4,070	8,222	8,162
Restructuring charge	-	920	-	2,882

Operating earnings	7,902	7,556	12,850	15,153

Other (expenses):
Interest expense	(681)	(1,034)	(1,372)	(2,145)
Other	254	257	1,119	385
Total other expenses	(427)	(777)	(253)	(1,760)

Earnings before income taxes	7,475	6,779	12,597	13,393

Income tax expense	1,570	1,520	2,646	3,094

Net earnings	$5,905	$5,259	$9,951	$10,299

Net earnings per share:
Basic	$0.16	$0.15	$0.28	$0.29

Diluted	$0.15	$0.14	$0.26	$0.27

Cash dividends declared per share	$0.03	$0.03	$0.06	$0.06

Average common shares outstanding:
Basic	35,824	35,843	35,824	35,832

Diluted	40,302	40,145	40,355	40,189

CTS Corporation and Subsidiaries
Condensed Consolidated Balance Sheets- Unaudited
(In thousands of dollars)

	July 1,	December 31,
	2007	2006 (1)

Cash and cash equivalents	$37,161	$38,630
Accounts receivable, net	104,990	106,012
Inventories, net	74,018	60,543
Other current assets	22,947	22,435
Total current assets	239,116	227,620

Property, plant & equipment, net	92,926	96,468
Other assets	202,077	203,745

Total Assets	$534,119	$527,833

Notes payable and current portion
of long-term debt	$1,506	$5,611
Accounts payable	81,611	78,205
Other accrued liabilities	43,052	41,865
Total current liabilities	126,169	125,681

Long-term debt	60,000	60,635
Other obligations	22,410	22,494
Shareholders' equity	325,540	319,023

Total Liabilities and
Shareholders' Equity	$534,119	$527,833

(1) The balance sheet at December 31, 2006 has been derived from the audited financial statements at that date.

CTS CORPORATION AND SUBSIDIARIES
OTHER SUPPLEMENTAL INFORMATION

Segment Operating Earnings

Segment operating earnings is a non-GAAP financial measure outside the context of the FAS 131 required reconciliation in the notes to the company's financial statements. The most comparable GAAP term is operating earnings. Segment operating earnings always excludes the effects of charges for restructuring and related or similar expenses when they are incurred by the Company. Segment operating earnings exclude interest expense, non-operating income and income taxes. CTS' management provides the segment operating earnings measure to provide consistency between segment information in its earnings release and the business segment discussion in the notes to its financial statements.

The following table summarizes free cash flow for the Company:

	Six-Months Ended
	July 1,	July 2,
	2007	2006

Net cash provided by operations	$15,465	$17,427
Capital expenditures	(6,271)	(5,848)

Free cash flow	$9,194	$11,579

Free cash flow is a non-GAAP financial measure which CTS defines as net cash provided by operations less capital expenditures. The most directly comparable GAAP measure is net cash provided by operations. CTS' management uses free cash flow to evaluate financial performance and in strategic planning, specifically, for investing and financing decisions. CTS' management believes free cash flow is a useful measure because it reflects the performance of its overall operations more accurately than net cash provided by operations and because it provides investors with the same results that management used as the basis for making decisions about the business. Free cash flow is not an indicator of residual cash available for discretionary spending, because it does not take into account mandatory debt service or other non-discretionary spending requirements which are not deducted in the calculation of free cash flow. CTS' management takes these limitations into account when using free cash flow to make investing and financing decisions.